Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALLIED HEALTHCARE PRODUCTS, INC.

Allied Healthcare Products, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby adopt this Certificate of Amendment, which amends its Amended and Restated Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto (the “Certificate of Incorporation”) as described below, and does hereby certify as follows:

1.            The name of this corporation is Allied Healthcare Products, Inc.

2.            The Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety Article 4 thereof and inserting in lieu thereof the following:

“4.          The total number of shares of all classes of stock which the corporation shall have authority to issue is 31,500,000 shares which shall be divided into two classes as follows:

(a)          1,500,000 shares of Preferred Stock, $.01 par value (Preferred Stock); and

(b)          30,000,000 shares of Common Stock, $.01 par value (Common Stock).

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock and other general provisions relating thereto shall be as follows:

A.           Preferred Stock

(a)          Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects except that the dates from which dividends accrue or accumulate with respect thereto may vary.

(b)          The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i)          The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

(ii)         The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class of capital stock or on any other series or Preferred Stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

(iii)        Whether the shares of such series shall be redeemable, and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, at the option of either the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices or rate or rates at which the adjustments with which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

(iv)        The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether such liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(v)         Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

(vi)        Whether the shares of such series shall be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(vii)       The voting powers, full and/or limited, if any, of the shares of such series, and whether and under what conditions the shares of such series (along or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional directors of the corporation in case of dividend arrearages or other specified events, or upon other matters.

(viii)      Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

(ix)         Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.

(c)          Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Section 4(A), the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

(d)          Shares of Preferred Stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, be given the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

B.           Common Stock

(a)          Except as otherwise required by law or by any amendment to this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote for each share of stock held by him on all matters voted upon by the stockholders.

(b)          Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for Preferred Stock, the holders of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

(c)          In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

(d)          Such numbers of shares of Common Stock as may from time to time be required for such purpose shall be reserved for issuance (i) upon conversion of any shares of Preferred Stock or any obligation of the corporation convertible into shares of Common Stock which is at the time outstanding or issuable upon exercise of any options or warrants at the time outstanding and (ii) upon exercise of any options or warrants at the time outstanding to purchase shares of Common Stock.

Upon this Certificate of Amendment becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each two to five shares of issued Common Stock immediately prior to the Effective Time shall be reclassified into and become one share of Common Stock, the exact reverse split ratio within such two to five range to be determined by the Board of Directors of the Corporation and publicly announced by the Corporation prior to the Effective Time. All shares of Common Stock (including fractions thereof) held by a holder immediately prior to the Reverse Stock Split shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. Any fractional share resulting from such aggregation of Common Stock upon the Reverse Stock Split shall be converted into the right to receive a cash payment in an amount equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NASDAQ Stock Market, or other principal market of the Corporation’s common stock, immediately prior to the Effective Time. From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall represent the number of whole shares of Common Stock, as applicable, into which the Common Stock shall have been reclassified pursuant to the foregoing provisions, provided, however, that any dividends or other distributions that may be declared after the Effective Time with respect to the number of post-reverse split shares of Common Stock represented by that certificate will be withheld by the Corporation until that certificate has been properly presented for exchange, at which time all such withheld dividends that have not yet been paid to a public official pursuant to relevant abandoned property or escheat laws will be paid to the holder thereof or the holder’s designee, without interest.”

3.          The Board of Directors duly adopted resolutions in accordance with Section 242 of the General Corporation Law, approving the foregoing amendments, declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the Corporation’s stockholders.

4.          The foregoing amendments of the Certificate of Incorporation have been duly adopted by the Corporation’s stockholders in accordance with the provisions of Sections 211 and 242 of the General Corporation Law.

5.          This amendment to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Delaware Secretary of State.

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IN WITNESS WHEREOF, the undersigned officer has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Allied Healthcare Products, Inc. as of this 5th day of December, 2016.

ALLIED HEALTHCARE PRODUCTS, INC.

By:	/s/ Earl R. Refsland
Earl R. Refsland, President and Chief
Executive Officer